Exhibit (d)(30)

AMERICAN GENERAL LIFE INSURANCE COMPANY

GUARANTEED MINIMUM CASH VALUE RIDER

This rider has been issued as a part of the policy to which it is attached. There is no charge to the policy for this rider.

The policy to which this rider is attached is eligible for a Guaranteed Minimum Cash Value Benefit, as defined in this rider, if this rider and the guaranteed minimum death benefit rider are in force, the CG Benefit is in effect and the policy is surrendered. Upon surrender the Guaranteed Minimum Cash Value Benefit payable will be the greater of:

1.	The Guaranteed Minimum Cash Value provided by this rider on the date of surrender; or

2.	The Cash Surrender Value provided by the policy on the date of surrender.

The Guaranteed Minimum Cash Value will not be paid in addition to the Cash Surrender Value of the policy.

If any enhanced surrender value benefit payable under another rider attached to this policy is greater than the benefit payable under this rider, no Guaranteed Minimum Cash Value Benefit will be paid.

Guaranteed Minimum Cash Value. The Guaranteed Minimum Cash Value is equal to (A multiplied by B) minus C.

A equals:

1.	The Specified Amount of the policy on the date of surrender divided by 1,000; multiplied by

2.	The applicable Guaranteed Cash Value Factor shown in the Table of Guaranteed Cash Value Factors based on the Policy Year in which the surrender occurs.

B equals the lesser of:

1.	1.0; or

2.	The CG Account Value divided by the CG Threshold Value.

C equals any outstanding loan balance.

The CG Account Value and the CG Threshold Value are calculated as of the date of surrender. The CG Account Value, the CG Threshold Value and CG Benefit are described in the policy or the guaranteed minimum death benefit rider, as applicable.

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Termination. This rider will terminate on the earliest of the following:

1.	The date the policy terminates; or

2.	The date the Specified Amount of the policy increases; or

3.	The date a change in Premium Class for the Insured occurs.

Reinstatement. If this rider terminates, it cannot be reinstated.

Policy Provisions Applicable. This rider is subject to all the provisions of the policy to which it is attached, except as provided in this rider.

Consideration. The consideration for this rider is the application for the policy and payment of the first premium for the policy.

The effective date of this rider is the Date of Issue of the policy.

© American International Group, Inc. All Rights Reserved.

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TABLE OF GUARANTEED CASH VALUE FACTORS

PER $1,000 OF SPECIFIED AMOUNT

POLICY YEAR	FACTOR	POLICY YEAR	FACTOR

[1	0.00000	44	159.05160
2	0.00000	45	162.66636
3	0.00000	46	166.28121
4	0.00000	47	169.89597
5	0.00000	48	173.51082
6	0.00000	49	177.12558
7	0.00000	50	180.74043
8	0.00000	51	184.35519
9	0.00000	52	187.97004
10	9.03528	53	191.58489
11	9.07794	54	195.19965
12	9.12060	55	198.81450
13	9.16326	56	263.15802
14	9.20592	57	329.67054
15	9.24858	58	398.35188
16	9.29124	59	469.20213
17	9.33390	60	542.22129
18	9.37656	61	573.30864
19	9.41922	62	605.11896
20	9.46188	63	637.65225
21	9.50454	64	670.90842
22	9.54720	65	704.88765
23	9.58986	66	714.17871
24	9.63252	67	728.46978
25	9.67518	68	742.76084
26	9.71784	69	757.05191
27	9.75996	70	771.34297
28	15.18219	71	785.63404
29	20.96586	72	799.92510
30	27.11106	73	814.21617
31	36.41922	74	828.50723
32	46.26954	75	842.79830
33	56.66211	76	857.08936
34	67.59693	77	871.38042
35	79.07391	78	885.67149
36	91.09314	79	899.96255
37	103.65462	80	914.25362
38	116.75835	81	928.54468
39	130.40424	82	942.83575
40	144.59238	83	957.12681
41	148.20714	84	971.41788
42	151.82199	85	985.70894
43	155.43675	86	1000.00000]

19716	Page 3